Exhibit 99.3

March 27, 2025

WinVest (BVI) Ltd.

Clarence Thomas Building

P.O. Box 4649, Road Town Tortola

British Virgin Island

Consent to Reference in Proxy Statement/Prospectus

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-4 (the “Registration Statement”) of WinVest (BVI) Ltd. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately after the closing of the business combination as defined in the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely,

/s/ Enrico Dal Monte
Name:	Enrico Dal Monte